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                                                                   EXHIBIT 10.18

                                VIEWLOCITY, INC.
                               3475 PIEDMONT ROAD
                                   SUITE 1700
                                ATLANTA, GA 30305


May 25, 2001

Mr. Jeff Simpson
5096 Long Island Drive NW
Atlanta, GA 30327

Dear Jeff:

On behalf of the Board of Directors of Viewlocity, Inc. (hereinafter "Viewlocity" or "the Company"}, we are pleased to offer you the position of Chief Executive Office and Chairman of the Board of Directors of Viewlocity, Inc. (hereinafter "the Board") subject to a vote on your election to be taken no later than Friday, June 1st. In making this offer, we are expressing our enthusiastic support for your leadership skills and abilities. You bring a skill set to this Company that is essential to achieving our goals, both short and long term. In addition, we expect that your base of experiences and contacts will enable you to significantly impact and influence the strategic direction of the organization. The purpose of this letter is to detail the terms of your employment.

   -   JOB TITLE:      Chief Executive Officer (hereinafter "CEO")

   -   STARTING DATE:  As soon as possible, but no later than Monday, July 2,
                       2001.

   -   SALARY:         $300,000.00 per year (hereinafter referred to as your
                       "base compensation").

   -   BONUS:          In addition to your base compensation, you will be
       eligible for an annual bonus of up to $150,000.00 per year in accordance with the terms and conditions set by the Board each year. The amount of the annual bonus will be determined based upon achievement of performance goals established by the Board in its sole discretion. The first year's bonus will be guaranteed and will be paid in equal monthly installments for the first twelve months.

   - STOCK: You will be given the opportunity to purchase shares of the Company's stock equal to 6% of the Company's fully diluted shares outstanding, post-Series "F" Financing, in the form of stock options or restricted stock available for purchase. In the event of a sale of the Company or an IPO resulting in an enterprise valuation greater than $250,000,000.00, you will be eligible to be granted an additional option for 1% of the

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Mr. Jeff Simpson                                                     May 25,2001
                                                                          Page 2

       Company's fully diluted shares outstanding, post-Series "F" Financing, in accordance with the terms to be determined by the Board of Directors.

   - In the event that (i) a "Change of Control" (as defined herein) occurs, your vesting schedule would accelerate by 24 months and (ii) should you be required to relocate, take a position of unequal stature or be terminated without cause as a result of this change of control, 100% of any remaining options would immediately be vested.

   - For the purpose of this letter, "Change in Control" shall mean the occurrence of the following event: the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets. In addition, for the purpose of this letter, "Change of Control" shall also mean the consummation of the acquisition by any single person (as such term is defined in section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of fifty-one percent (51%) or more of the combined voting power of the then outstanding voting securities of the Company.

   - RELOCATION AND TRANSITION ALLOWANCE: The Company will reimburse you for reasonable moving expenses either connected to a move from Dallas, TX to Atlanta, GA or connected to a move from Atlanta, GA to Dallas, TX. You will be eligible for reimbursement upon the Company's receipt of proper documentation of moving related expenses up to $50,000 if you and the Board make the determination that you should reside in Atlanta, GA. If you and the Board make the determination that you should reside in Dallas, TX, you will be eligible for reimbursement upon the Company's receipt of proper documentation of moving related expenses up to $150,000. The determination of whether an expense is moving related will be at the discretion of the Board of Directors. In addition, you will be eligible for reimbursement upon the Company's receipt of proper documentation of transition related expenses. The determination of whether an expense is related to the transition period will be at the discretion of the Board of Directors.

   - BENEFITS: You and/or your family will be eligible for the Company's benefit plans (i.e. including but not necessarily limited to health and dental insurance, 401(k) plan) to the extent that you meet the eligibility criteria of those plans. Similarly, you will also be eligible for the Company's standard vacation end sick leave policies.

   - CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS: As an employee of the Company, you will have access to confidential information. Moreover, you may, during the course of employment, develop certain information or inventions that will be the

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Mr. Jeff Simpson                                                     May 25,2001
                                                                          Page 3

       property of the Company. To protect the interests of the Company, we will require you to sign, as a condition of your employment, the Company's Nondisclosure and Developments Agreement and non-competition agreement. The company may also require you to sign an arbitration agreement.

   - NOT IN VIOLATION OF ANY NON-COMPETITION AGREEMENTS: By acceptance of this offer of employment, you are assuring us that your employment with Viewlocity would not violate any non-competition, confidentiality or other obligations you may have with any current and/or former employer. You are also certifying that you have provided us with copies of any non-competition, confidentiality or other agreements that you signed in conjunction with any current and/or former employment. Viewlocity reserves the right to contact your former employers if it has any concerns regarding any non-competitive, confidentiality or other obligations that you may have. Viewlocity also reserves the right to withdraw this offer or terminate your employment if Viewlocity determines, in its sole discretion, that your employment with us may violate any continuing obligations to a former employer.

   -   EMPLOYMENT AT WILL:    Please note that this letter and your response are
       not meant to constitute a contract of employment for any specific period of time and that you will remain, at all times, an employee at-will, which means that you will not be obligated to remain at the Company for any specific period of time. Likewise, the Company is not obligated to employ you for any specific period of time.

   - TERMINATION WITHOUT CAUSE: in the event the Company terminates your employment without "cause", as defined herein, then upon execution of a general release of claims satisfactory to the Company, the Company will provide you with the following severance benefits: twelve months of salary continuation at your then current rate of base compensation and twelve months of employer-paid group health benefits on the same basis as active employees. Except as may be provided under this Agreement following termination of your employment (i) any benefits to which you may be entitled pursuant to the Company plans, policies and arrangements referred to above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and (ii) you shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination. For purposes of this document "Termination without Cause" includes the Company decreasing your base compensation to an amount less than $300,000 without your approval, and/or changing your position from CEO without your consent and approval. In the event
       (i) the Company terminates your employment without "cause", as defined herein, then upon execution of a general release of claims satisfactory to the Company, or (ii) upon the "Change of Control" as defined herein, then you will have I year from such termination or "Change of Control" to exercise the vested portion of options or restricted stock.

   - DEFINITION OF "CAUSE: "Cause" shall mean: (i) the Executive's death or his permanent disability, which shall mean the Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of three (3) consecutive months; (ii) a material violation by the Executive of any applicable material law or regulation respecting the business of the Employer, (iii) the Executive being found

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Mr. Jeff Simpson                                                     May 25,2001
                                                                          Page 4

       guilty of felony or an act of dishonesty, which disqualifies the Executive from serving as an officer or director of the Employer, or (iv) the grossly negligent failure of the Executive to perform his duties hereunder in any material respect. The Executive shall be entitled to at least ten (10) days' prior written notice of the Employer, intention to terminate his employment for "Cause" (as defined herein) (except the Executive's death or conviction of a felony) specifying the grounds for such termination, and a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board his position regarding any dispute relating to the existence of such cause. In the event termination is based upon a claim of physical or mental incapacity, and a dispute regarding the Executive's disability arises between the Executive and the Employer, each party shall choose a physician who together will choose a third physician to make a final determination of whether he was substantially unable to perform his duties hereunder for a period of three consecutive months as a result of physical or mental incapacity.

   - OTHER: The terms of this letter may not be changed, modified or terminated except by agreement in writing, signed by you and the appropriate designee of the Board of Directors. This agreement shall be governed, construed and enforced in accordance with the laws of Georgia without regard to principles of conflicts of law. Should any provision of this agreement, or portion thereof be found invalid and unenforceable, it shall be construed to be enforceable to the greatest extent allowable under applicable law), and the remaining provisions shall continue in force and effect.

   - TERMS OF OFFER: This offer will remain open until the end of business on Friday, May 25, 2001, When you do accept, and all of us sincerely hope you will, please sign the enclosed copy of this letter and return it via fax to me, with the original to follow.

Jeff, we are excited to have you join us and are enthused at the prospect of tackling a very promising future together. We look forward to a long and mutually rewarding relationship.

Sincerely yours,


Scott Tobin
Board Member

Enclosure


Agreed to, accepted and acknowledged:


/s/ Jeff Simpson                                          5.25.01
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Jeff Simpson                                          Date